UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 13, 2026

LINCOLN EDUCATIONAL SERVICES CORPORATION
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-51371	57-1150621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Sylvan Way, Suite A, Parsippany, NJ 07054
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (973) 736-9340

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock No Par Value	LINC	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934  (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 13, 2026, Lincoln Educational Services Corporation and its subsidiaries (the “Company”) entered into an amended and restated credit agreement (the “Credit Agreement”) with the lenders referred to therein (the “Lenders”), including Fifth Third Bank, National Association, as lender and as administrative agent, joint lead arranger, and joint bookrunner (the “Agent”), and Flagstar Bank, N.A., Provident Bank and Santander Bank, N.A., as lenders and as joint lead arrangers and joint bookrunners.  The Credit Agreement replaces the credit agreement, dated February 16, 2024, by and between the Company and Fifth Third Bank, National Association, as subsequently amended (the “Existing Credit Agreement”).  The Credit Agreement, which amends and restates the Existing Credit Agreement, provides the Company, as borrower, with a revolving credit facility in the aggregate principal amount of $125 million, with a $10 million letter of credit sublimit and a $25 million accordion feature (the “Facility”), and increases the maximum principal amount thereof from $60 million to $125 million. The proceeds of the Facility may be used for working capital, general corporate and certain other permitted purposes.

The Facility is guaranteed by the Company’s wholly-owned subsidiaries and is secured by a first-priority lien in favor of the Agent, for the benefit of the Lenders, on substantially all of the personal property owned by the Company and its subsidiaries pursuant to an amended and restated guaranty and security agreement, dated as of April 13, 2026 (the “Guaranty and Security Agreement”), which amends and restates the existing guaranty and security agreement.  The term of the Facility is five years and matures on April 11, 2031.

Each advance under the Facility will bear interest on the outstanding principal amount thereof from the date when made at an interest rate determined, at the election of the Company, at either the Tranche Rate (which is the forward-looking Secured Overnight Financing Rate (SOFR) for one or three months), or the Base Rate (which is a variable per annum rate, as of any date of determination, equal to the Prime Rate), plus an Applicable Margin. The Applicable Margin is determined pursuant to a Pricing Grid, which for loans subject to the Tranche Rate varies from 1.50% to 2.25% and for loans subject to the Base Rate varies from 0.50% to 1.25%. The Applicable Margin may change quarterly based on the Total Leverage Ratio at such time.  The Total Leverage Ratio is determined with respect to the Company and its subsidiaries on a consolidated basis for an applicable quarterly period by dividing the aggregate principal amount of various forms of borrowed indebtedness as of the last day of a determination period by EBITDA (earnings before interest expense, taxes, depreciation and amortization) for such period.  Interest is payable in arrears, either quarterly or monthly, depending on the Company’s interest rate election, with the principal due at maturity.

The Credit Agreement contains various customary representations, warranties and affirmative, negative and financial covenants, as well as events of default customary for facilities of this type.

The foregoing descriptions of the Credit Agreement and the Guaranty and Security Agreement do not purport to be complete and are qualified in their entireties by reference to the full text of the Credit Agreement and the Guaranty and Security Agreement filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events.

On April 15, 2026, the Company issued a press release reporting its entry into the Credit Agreement.  A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

The information contained under this Item 8.01 in this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

10.1
Amended and Restated Credit Agreement, dated as of April 13, 2026, by and among the Company, as Borrower, and the lenders referred to therein, including Fifth Third Bank, National Association, as lender and as administrative agent, joint lead arranger, and joint bookrunner, and Flagstar Bank, N.A., Provident Bank and Santander Bank, N.A., as lenders and as joint lead arrangers and joint bookrunners.

10.2
Amended and Restated Guaranty and Security Agreement, dated as of April 13, 2026, by and among the Company, as Borrower, and its subsidiaries, Lincoln Technical Institute, Inc., New England Acquisition LLC, Nashville Acquisition, L.L.C., and NN Acquisition, LLC, as Guarantors in favor of Fifth Third Bank, National Association, as agent for the lenders.

99.1	Press Release of Lincoln Educational Services Corporation dated April 15, 2026

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2026

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ Brian K. Meyers
Name:	Brian K. Meyers
Title:	Executive Vice President, Chief Financial Officer and Treasurer